Exhibit 99.1

Insulet Announces Organizational Changes

Focus on Operational Excellence

BILLERICA, MA- June 30, 2015 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced a series of organizational changes designed to continue its focus on improving operational performance and to drive faster communication and greater integration between departments.

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Mark Licari has been promoted to Vice President of Global Manufacturing and Operations, effective immediately. Mr. Licari, who recently joined Insulet as Vice President of Manufacturing Operations and R&D for Insulet’s Drug Delivery business, has more than three decades of industry experience in Manufacturing, Operations and Engineering. He has held senior leadership roles and led major initiatives in multiple companies, including Roche Diagnostics Hematology, Constitution Medical, Inc., Instrumentation Laboratories, DEKA/Baxter, Nova Biomedical and HP Medical.

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David Colleran, J.D. joined Insulet on June 29th and after a short transition, will assume the role of Vice President and General Counsel, succeeding R. Anthony Diehl, who has resigned. Mr. Colleran is a senior legal executive with over 17 years of experience in the medical device and consumer products industries. Mr. Colleran most recently served as Vice President and General Counsel for the Medical Supplies Sector of Covidien. From 2003 to 2006, he served as Corporate Counsel for Ocean Spray Cranberries, Inc. and from 1998 to 2002 he was Corporate Associate, Business and Technology Group, at Choate, Hall & Stewart LLP.

•	Patrick Ryan, former Chief Operating Officer, has resigned to pursue other interests.

Mr. Licari and Mr. Colleran will report directly to Patrick Sullivan, President and Chief Executive Officer.

“On behalf of the Insulet Board and management team, I would like to thank Tony and Patrick for their respective contributions to Insulet and wish them both well in their future endeavors,” said Patrick Sullivan, President and Chief Executive Officer. “Looking forward, we are excited to leverage the new leadership team’s extensive experience and long track records of individual career success."

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor of diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Investor Relations and Media Contact:

Deborah R. Gordon
Vice President, Investor Relations and Corporate Communications
(978) 600-7717
dgordon@insulet.com